SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

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Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

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SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-31323	52-2258371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 W. Jackson, Ozark, Missouri 65721

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 417/883-4549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 29, 2006, we received a notice from the American Stock Exchange informing us that we do not meet the exchange’s continued listing standards. In the opinion of Amex, we are not in compliance with requirements of Sections 1003(a)(ii) and 1003(a)(iii) of the Amex Company Guide. Pursuant to these sections, Amex will typically commence a delisting process for a company that has (a) stockholders’ equity of less than $4 million if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years or (b) stockholders’ equity of less than $6 million if the company has sustained losses from continuing operations or net losses in its five most recent fiscal years.

On October 4, 2006, we filed a plan advising Amex of action we have taken, or will take, that would bring us into compliance with the continued listing standards within a maximum of 18 months. If the plan had been accepted, we would have been able to continue our listing on Amex for up to 18 months.

On November 1, 2006, we received notice from the Amex staff indicating that we do not comply with Amex’s continued listing standards due to insufficient shareholders’ equity, as set forth in Section 1003(a)(ii) and 1003(a)(iii) of the Amex Company Guide. Amex indicated that it intends to strike SLS’s common stock from Amex by filing a delisting application with the SEC. SLS has a limited right to appeal Amex’s determination and request a hearing before a committee of the Exchange. If SLS desires such an appeal, it must be filed on or prior to November 8, 2006. Absent a successful appeal, SLS’s common stock will be delisted from Amex. In that event, SLS plans to pursue a listing of its common stock on the Over-the-Counter Bulletin Board where it traded from June 27, 2001 through October 13, 2005.

Attached as an exhibit to this report is a copy of our press release, dated November 7, 2006, announcing the receipt of this notice from Amex.

Section 9 – Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.

Description

99.1

Press Release, dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

SLS INTERNATIONAL, INC.
(Registrant)

By	/s/ MICHAEL L. MAPLES
Michael L. Maples
Chief Financial Officer
(Principal Financial Officer)

Dated: November 7, 2006

SLS INTERNATIONAL, INC.

Current Report on Form 8-K

Exhibit Index

Exhibit No.

Description

99.1

Press Release, dated November 1, 2006